Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

October 11, 2016

Board of Directors

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201

Ladies and Gentlemen:

We are acting as special counsel to PS Business Parks, Inc., a California corporation (the “Company”), in connection with the issuance and sale of up to 7,590,000 depositary shares (the “Shares”), each representing 1/1,000th of a share of 5.20% Cumulative Preferred Stock, Series W (the “Preferred Shares”) of the Company (including 990,000 Shares to be issued upon the exercise of the underwriters’ option to purchase additional Shares), pursuant to the terms of the Underwriting Agreement dated October 11, 2016 between the Company, PS Business Parks, L.P., a California limited partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as Representatives of the several Underwriters named therein (the “Agreement”), all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated October 11, 2016 and the accompanying prospectus dated March 9, 2015 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Shares and the Preferred Shares will not be issued in violation of the ownership limit contained in the Company’s Restated Articles of Incorporation. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), the General Corporation Law of the State of California, as amended, and (ii) as to the opinion given in paragraph (b), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of New York). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Board of Directors

October 11, 2016

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Preferred Shares, upon receipt by the Company of the consideration for the Preferred Shares specified in resolutions of the Board of Directors and the Special Committee thereof, will be validly issued, fully paid and non-assessable.

(b) The depositary receipts evidencing the Shares, upon due issuance against a deposit of the Preferred Shares in accordance with the Deposit Agreement, dated as of October 11, 2016, by and among the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the depositary receipts described therein relating to the Series W Preferred Stock (the “Deposit Agreement”), will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and the Deposit Agreement.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP